Exhibit 99.1

January 6, 2014

FOR IMMEDIATE RELEASE

Key Energy Services Provides Fourth Quarter 2013 Update

HOUSTON, TX, January 6, 2014 – Key Energy Services, Inc. (NYSE: KEG) today provided the following updates for the fourth quarter 2013:

•	Key averaged 32 operating rigs in its International segment during the fourth quarter as compared to 35 average operating rigs in the third quarter. During the fourth quarter, the Company added 10 operating rigs associated with the 14 rigs which the Company had previously disclosed had new contracts or were awarded work. The Company expects two of these rigs to be idled by mid-first quarter 2014. Due to activity reductions almost entirely related to PEMEX, the Company exited the fourth quarter with 30 operating rigs in its International segment.

•	As a result of lower than expected activity in the North Region of Mexico and uncertainty around the timing of increased workover activity, the Company took steps in the fourth quarter to further reduce its workforce and incurred severance costs of approximately $2 million.

•	PEMEX is conducting an audit of the Company’s aggregate billings of $372 million under its contracts with PEMEX. As a result, the Company expects to take a charge of between $2 million and $3 million in the fourth quarter 2013.

•	The Company’s total debt at December 31, 2013 was approximately $770 million as compared to $832.7 million as of September 30, 2013.

Commenting on the update, Key’s Chairman, President and Chief Executive Officer, Dick Alario, stated, “Our activity levels with PEMEX in the fourth quarter were materially lower than our prior forecast, which was based on indications we received through discussions with PEMEX. We believe that activity will improve in the North Region of Mexico once the National Hydrocarbons Commission approves the assets which PEMEX will continue to manage. This approval process, commonly referred to as “Round Zero”, is a requirement of the recently ratified energy reform in Mexico.”

Alario continued, “Today we have 41 rigs in Mexico, five of which are currently operating. Our plan is to redeploy 10 to 12 rigs to the U.S. in the first half of 2014.”

Commenting further, Alario stated, “In the U.S., fourth quarter activity was strong enough to overcome more severe weather than anticipated in our prior guidance, and we expect our fourth quarter U.S. results to be within our previously guided range.”

January 6, 2014

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements as to matters that are not of historic fact are forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections about Key, its industry, its management’s beliefs and certain assumptions made by management, and include statements regarding operational and activity expectations in the fourth quarter of 2013, anticipated financial performance in the fourth quarter of 2013, decline of customer activity in the North Region of Mexico, reduction of Key’s workforce in the North Region of Mexico and related severance costs, anticipated revenue, operating income and margin performance in the fourth quarter of 2013, a customer audit of Key’s aggregate billings and related charge, and Key’s total debt. No assurance can be given that such expectations, estimates or projections will prove to have been correct. Whenever possible, these “forward-looking statements” are identified by words such as “expects,” “believes,” “anticipates” and similar phrases.

Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks that Key will be unable to achieve its financial, capital expenditure and operational projections, including quarterly projections of revenue and risks that Key’s expectations regarding future activity levels, customer demand, and pricing stability may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); risks that fundamentals in the U.S. oil and gas markets may not yield anticipated future growth in Key’s businesses, or could further deteriorate or worsen from the recent market declines, and/or that Key could experience further unexpected declines in activity and demand for its rig service, fluid management service, coiled tubing service, and fishing and rental service businesses; risks that Key may not be able to execute its capital expenditure program, including the risk that Key may not be able to finance future capital expenditure, or that any such capital expenditure investments, if made, will not generate adequate returns; risks associated with the restructuring of Key’s Fluid Management Services business; risks relating to Key’s ability to implement technological developments and enhancements; risks relating to compliance with new and existing environmental, health and safety and anti-bribery and corruption laws and regulations, as well as actions by governmental and regulatory authorities; risks affecting Key’s international operations, including customer activity declines in Mexico and Key’s understanding of such customer’s spending plans; risks that Key may not be able to achieve its international growth and mobilization strategy in the foreign countries in which Key operates; risks that Key may be unable to achieve the benefits expected from acquisition and disposition transactions, and risks associated with integration of the acquired operations into Key’s operations; risks, in responding to changing or declining market conditions, that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed and used in Key’s businesses; risks relating to changes in the demand for or the price of oil and natural gas; risks that Key maybe unable to attract and retain qualified personnel; risks that Key’s insurance may not be adequate to cover all insured losses or liabilities we might incur in its operations; risks that Key’s financial results could be adversely impacted by asset impairments or other charges; risks related to Key’s capital structure and covenants in the agreements governing its debt; and other risks affecting Key’s ability to maintain or improve operations, including its ability to implement price increases or maintain prices for services under market pricing pressures, weather risks, and the impact of potential increases in general and administrative expenses.

January 6, 2014

Because such statements involve risks and uncertainties, many of which are outside of Key’s control, Key’s actual results and performance may differ materially from the results expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Other important risk factors that may affect Key’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and in other Securities and Exchange Commission filings. Unless otherwise required by law, Key also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. However, readers should review carefully reports and documents that Key files periodically with the Securities and Exchange Commission.

About Key Energy Services

Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Mexico, Colombia, Ecuador, the Middle East and Russia.

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